Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-217276 on Form S-3, and Registration Statements No. 333-38887 and No. 333-228099 on Form S-8, of Riverview Bancorp, Inc. of our report dated June 12, 2025, with respect to the consolidated financial statements of Riverview Bancorp, Inc. and Subsidiary (collectively, "Riverview") as of March 31, 2025 and for each of the years in the two-year period ended March 31, 2025, included in Riverview's Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ Delap LLP

Lake Oswego, Oregon

June 12, 2026